Exhibit 10.4.1

AMENDMENT 2009-1
TO THE
PENN VIRGINIA CORPORATION

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

Penn Virginia Corporation (the “Company”) wishes to amend the Penn Virginia Corporation Supplemental Employee Retirement Plan, as amended and restated effective January 1, 2008 (the “Plan”) to clarify the definition of “Eligible Employee” thereunder and to add in-service distributions payable in annual installments for up to five years. Therefore, pursuant to the power reserved to it in Section 6.1 of the Plan, the Company amends the Plan, effective January 1, 2010, as follows:

1.	Section 1.16 of the Plan is hereby deleted and replaced to read in its entirety as follows:

“1.16. “Eligible Employee” means any individual employed by the Company on a regular basis (in accordance with the personnel policies and practices of the Company) designated by the Committee as an executive or highly compensated employee eligible to participate in the Plan; provided that no employee shall become or remain a Participant if the Committee determines that such employee is not a member of “a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.”

2.	Section 4.3.1. of the Plan is hereby deleted and replaced to read in its entirety as follows:

“4.3.1. Prospective Election. A Participant may withdraw all or any portion of the Value of the portion of his or her Accounts attributable to Grandfathered Amounts during a Plan Year, provided he or she has submitted an election form requesting the withdrawal to the Committee no later than the December 15 of the Plan Year preceding the year of intended withdrawal (the “Election Date”). The election form shall be irrevocable as of the applicable Election Date and, to be valid, must specify (i) the percentage of the portion of Participant’s Accounts attributable to Grandfathered Amounts he or she elects to withdraw, and (ii) the date the withdrawal shall be made, which shall in no event be earlier than March 1 of the Plan Year following the Election Date.

A Participant may elect to receive a distribution with respect to all or any portion of the Value of the portion of his or her Deferral Contribution Accounts attributable to non-Grandfathered Amounts in accordance with the Participant’s irrevocable in-service distribution election made at the time of the Participant’s deferral election under Section 2.2 on such terms and conditions as the Committee may require; provided that, the (i) dollar amount subject to the in-service distribution election must be at least $1,000 and (ii) Participant must indicate the date the distribution shall be made (or commence), which date shall occur no earlier than January 1 of the second calendar year following the calendar year for which the deferral election is made and (iii) Participant must choose between distribution in a lump sum or in two (2) to five (5) annual installments. With respect to in-service distribution elections made with respect to the portion of a Participant’s Account attributable to non-Grandfathered Amounts in accordance with the preceding sentence, a Participant may be permitted to file an amendment to defer further the receipt of the portion of his Account attributable to non-Grandfathered Amounts beyond the original in-service distribution date or dates elected by the Participant at the time of the Participant’s deferral election under Section 2.2; provided that, such amendment (a) must provide for a payout under this Section at a date at least sixty (60) months after the first scheduled payment date under the applicable in-service distribution election in force immediately prior to the filing of such an amendment, (b) must be filed with the Committee at least twelve (12) months prior to the date on which the first scheduled payment was to occur under the applicable election then in force and (c) may not take effect until at least twelve (12) months after the date on which the election is made. Any such election change with respect to an in-service distribution election applicable to the portion of a Participant’s Account attributable to non-Grandfathered Amounts shall be made in accordance with the requirements of section 409A of the Code and the regulations thereunder and no subsequent election may result in an impermissible acceleration of payment as described in section 409A of the Code and the regulations thereunder.

If a Participant has elected an in-service distribution with respect to all or a portion of the portion of the Participant’s Accounts attributable to non-Grandfathered Amounts pursuant to this Section 4.3 and the Participant terminates employment with the Sponsor and all of its Affiliates for any reason other than death or a Change of Control occurs, in either case, prior to the occurrence of the last scheduled in-service distribution payment date elected by the Participant, the remainder in the Participant’s Accounts shall be distributed to the Participant in accordance with Section 4.1.”

To record the adoption of this Amendment 2009-1 to the Plan, the Company has caused its authorized officers to affix its corporate name and seal as of this 24th day of October 2009.

[CORPORATE SEAL]	PENN VIRGINIA CORPORATION
Attest: /s/ Nancy M. Snyder	By:	/s/ Patrick J. Udovich
Nancy M. Snyder		Patrick J. Udovich Vice President, Human Resources